Exhibit 3.187

Delaware	PAGE 1

The First State
     I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “GPC HOLDINGS LLC”, FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF JULY, A.D. 2011, AT 7:08 O’CLOCK P.M.

5010207 8100 110819917 You may verify this certificate online at corp.delaware.gov/authver.shtml	/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
AUTHENTICATION: 8900753
DATE: 07-13-11

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:41 PM 07/13/2011
FILED 07:08 PM 07/13/2011
SRV 110819917 — 5010207 FILE
CERTIFICATE OF FORMATION
OF
GPC HOLDINGS LLC
     This Certificate of Formation of GPC Holdings LLC (the “Company”), dated on the 13th day of July, 2011, is being duly executed and filed by Michael L. Komiczky, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq).
     FIRST. The name of the limited liability company formed is GPC HOLDINGS LLC.
     SECOND. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801.
     THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ Michael L. Korniczky
	Name:	Michael L. Korniczky
Authorized Person